UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF

THE SECURITIES EXCHANGE ACT OF 1934

JPMORGAN CHASE & CO.

(Exact name of registrant as specified in its charter)

Delaware	13-2624428
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

JPMorgan Chase & Co. 383 Madison Avenue New York, New York	10179
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Depositary Shares, each representing a 1/400th interest in a share of 4.625% Non-Cumulative Preferred Stock, Series LL	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box.  ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box.  ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates:

333-230098

Securities to be registered pursuant to Section 12(g) of the Act:

None

Item 1. Description of Registrant’s Securities to be Registered.

The securities to be registered hereby are the 74,000,000 depositary shares (the “Depositary Shares”), each representing a 1/400th interest in a share of JPMorgan Chase & Co.’s 4.625% Non-Cumulative Preferred Stock, Series LL, $1 par value and with a liquidation preference of $10,000 per share (equivalent to $25 per depositary share) (the “Preferred Stock”). The terms of the Preferred Stock and the Depositary Shares are described in the prospectus, dated April  11, 2019, under the captions “Description of Preferred Stock” and “Description of Depositary Shares,” as supplemented by the prospectus supplement, dated May 13, 2021 (together, the “Prospectus”). Such information, as it may hereafter be amended or supplemented and filed as part of an amendment to the Registration Statement on Form S-3 (File No. 333-230098) of which the Prospectus forms a part or otherwise pursuant to Rule 424(b) under the Securities Act of 1933, as amended, is hereby incorporated by reference.

Item 2. Exhibits.

3.1	Restated Certificate of Incorporation of JPMorgan Chase & Co., effective April 5, 2006 (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K of JPMorgan Chase & Co. (File No. 1-5805), filed on April 7, 2006).

3.2	Amendment to the Restated Certificate of Incorporation of JPMorgan Chase & Co., effective June 7, 2013 (incorporated by reference to Appendix F to the Proxy Statement on Schedule 14A of JPMorgan Chase & Co. (File No. 1-5805), filed on April 10, 2013).

3.3	Certificate of Designations, Powers, Preferences and Rights of JPMorgan Chase & Co., establishing the rights, preferences, privileges, qualifications, restrictions and limitations relating to the Preferred Stock (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K of JPMorgan Chase & Co. (File No. 1-5805), filed on May 20, 2021).

3.4	By-Laws of JPMorgan Chase & Co., as amended, effective March 16, 2021 (incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K of JPMorgan Chase & Co. (File No. 1-5805) filed on March 16, 2021).

4.1	Form of certificate representing the Preferred Stock (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K of JPMorgan Chase & Co. (File No. 1-5805), filed on May 20, 2021).

4.2	Deposit Agreement, dated May 20, 2021, among JPMorgan Chase & Co., Computershare Inc., as depositary, and the holders from time to time of Depositary Receipts (incorporated by reference to Exhibit 4.2 to the Current Report on Form 8-K of JPMorgan Chase & Co. (File No. 1-5805), filed on May 20, 2021).

4.3	Form of Depositary Receipt (included as part of Exhibit 4.2).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Dated: May 20, 2021

JPMORGAN CHASE & CO.

By:	/s/ Jordan A. Costa
Name:	Jordan A. Costa
Title:	Managing Director